Exhibit 99.1

OnDeck Reports First Quarter 2017 Financial Results

Executes Strategic Priorities to Improve Credit Performance and Reduce Cost Structure
Announces Additional $25 Million of Planned Operating Expense Run Rate Savings
Targets GAAP Profitability in the Second Half of 2017
NEW YORK, May 8, 2017 -- OnDeck® (NYSE:ONDK), the leader in online lending for small business, today announced first quarter 2017 financial results, additional planned cost savings, and a target to achieve GAAP profitability in the second half of 2017.

“Our first quarter 2017 results and our continuing initiatives to reduce costs demonstrate the progress we are making toward achieving our financial performance objectives,” said Noah Breslow, OnDeck’s chief executive officer. “During the quarter, we continued to focus on tightening our credit management and improving the operating leverage inherent in our technology-enabled model. Our credit policy adjustments have begun to yield benefits, as demonstrated by the sequential improvement in our Provision Rate and our improving outlook for this metric for the remaining three quarters of 2017. Additionally, we are encouraged that roll rates for 2016 loans stabilized during the quarter, and that performance of loans with maturities of 15 months or longer is in line with the recalibrated expectations we set last quarter.”

“In the first quarter of 2017, we began the process to realign our cost structure with the announcement of a $20 million cost rationalization plan. These actions drove meaningful efficiencies in our operating expense base in the first quarter, resulting in our GAAP operating expense margin declining to 50% from 71% in the prior year period and a 330 basis point reduction in our Adjusted Expense Ratio* year-over-year. As part of our continued commitment to drive efficiencies and reduce OnDeck’s operating expenses, we are implementing an additional $25 million of annual run rate operating expense savings relative to our year-end 2016 exit run rate. We will continue to prioritize improving credit performance and reducing costs, which will decrease originations and portfolio growth in the short term. As a result of our strategic actions, we are targeting the achievement of GAAP profitability in the second half of 2017, which will provide a strong foundation for profitable growth in 2018.”

Review of Financial Results for the First Quarter of 2017
Loans Under Management increased to $1.2 billion, up 25% from the comparable prior year period, driven primarily by the growth of originations over the period. In the first quarter of 2017, originations were $573 million, up 1% from the prior year period, primarily reflecting the impact of credit tightening implemented during the quarter.

Gross revenue increased to $92.9 million during the first quarter of 2017, up 48% from the comparable prior year period. The increase in gross revenue was primarily driven by higher interest income, partially offset by lower gain on sale revenue. Interest income increased to $87.1 million during the quarter, up 63% from the comparable prior year period, and primarily reflected the growth of average loans, which increased 66% versus the comparable prior year period. The Effective Interest Yield for the first quarter of 2017 was 33.9%, down from 34.5% in the comparable prior year period, primarily reflecting changes in portfolio mix over the period, partially offset by recent price increases.

Gain on sale was $1.5 million during the first quarter of 2017, down 79% from the comparable prior year period. The decline primarily reflected a lower Gain on Sale Rate during the quarter and the decision to reduce the amount of loans sold through OnDeck Marketplace. OnDeck sold $42.0 million1 of loans through OnDeck Marketplace at a 3.5% Gain on Sale Rate during the first quarter of 2017, compared to $123.7 million1 of loans at a 5.7% Gain on Sale Rate in the first quarter of 2016. Loans sold or designated as held for sale through OnDeck Marketplace represented 9.0% of term loan originations in the first quarter of 2017 compared to 25.9% of term loan originations in the comparable prior year period. To optimize long-term financial performance, OnDeck plans to reduce the percentage of term loan originations sold through OnDeck Marketplace to less than 5% for the remainder of 2017.

Net revenue was $35.4 million during the first quarter of 2017, up 13% versus the comparable prior year period. This improvement was driven primarily by higher interest income, partially offset by higher provision expense versus the prior year period.

Provision for loan losses during the first quarter of 2017 increased to $46.2 million, up from $25.4 million in the comparable prior year period. The increase in provision expense primarily reflected a 20% increase in originations of loans designated as held for investment in the period and the comparatively lower original loss estimate for loans originated in the prior year period. The Provision Rate in the first quarter of 2017 was 8.7% compared to 5.8% in the prior year period, reflecting that the credit tightening in the first quarter of 2017 was not in effect for the full quarter and the previously mentioned lower loss estimates in the prior year period. The Provision Rate decreased sequentially from 10.2% in the fourth quarter of 2016. OnDeck expects the Provision Rate for the remainder of 2017, taken as a whole, to be approximately 7%.

The 15+ Day Delinquency Ratio increased to 7.8% in the first quarter of 2017 from 5.7% in the prior year period and from 6.6% in the fourth quarter of 2016 due primarily to the continued seasoning of the portfolio. At the end of the first quarter of 2017, the average term loan age in OnDeck’s portfolio was 4.5 months, up from 3.3 months in the prior year period and 3.9 months in the fourth quarter of 2016. The Net Charge-off rate increased to 14.9% in the first quarter of 2017 from 11.2% in the prior year period and increased sequentially from 14.2%.

The Cost of Funds Rate during the first quarter of 2017 increased to 5.9% from 5.5% in the prior year period primarily due to the increase in short-term rates.

Operating expense was $46.7 million during the first quarter of 2017, up 5% over the comparable prior year period. Operating expense in the first quarter of 2017 was favorably impacted by the company's previously announced cost rationalization plan which is expected to produce approximately $20 million of annual savings relative to its 2016 exit operating expense run rate. Additionally, operating expense in the first quarter of 2016 benefited from a $1 million release in the reserve for unfunded loan commitments and a $1 million gain related to changes in foreign currency values. Without these benefits, operating expense between the two periods would have been relatively flat. Without these benefits, operating expense between the two periods would have been relatively flat. The company is implementing an additional $25 million of operating expense run rate savings compared to OnDeck’s 2016 exit run rate, the majority of which will be implemented over the remainder of 2017. The savings are focused on the company’s U.S. lending operations and will be achieved primarily through a workforce reduction to be implemented in the second quarter of 2017. Combined with the company’s prior workforce reduction, total headcount at the end of the second quarter of 2017 is expected to be approximately 27% lower than December 31, 2016 levels, due to both involuntary terminations and actual and scheduled attrition.

GAAP net loss attributable to On Deck Capital, Inc. common stockholders was $11.1 million, or $0.15 per basic and diluted share, for the quarter, which compares to GAAP net loss attributable to On Deck Capital, Inc. common stockholders of $12.6 million, or $0.18 per basic and diluted share, in the comparable prior year period.

Adjusted EBITDA* was negative $5.2 million for the quarter, versus negative $7.3 million in the comparable prior year period. Adjusted Net Loss* was $7.6 million, or $0.11 per basic and per diluted share for the quarter versus Adjusted Net Loss of $8.8 million, or $0.13 per basic and per diluted share, in the comparable prior year period.

Unpaid Principal Balance was $1.03 billion at the end of the first quarter, up 57% over the prior year period. The increase primarily reflected originations growth over the year and OnDeck's decision to retain more loans on its balance sheet in connection with reducing OnDeck Marketplace loan sales.

Total Funding Debt at the end of the first quarter of 2017 was $788 million, up 69% over the prior year period, which primarily reflected the growth of Unpaid Principal Balance as well as the increased utilization of debt facilities during the period. OnDeck continued to expand its funding capacity in 2017. During the first quarter of 2017,  OnDeck extended the maturity date of its asset-backed revolving debt facility with Deutsche Bank to March 2019 and increased the facility's borrowing capacity to approximately $214 million. During the first week of May 2017, OnDeck extended the maturity date of its asset-backed debt facility that finances OnDeck’s line of credit offering to May 2019, increased the facility’s borrowing capacity to $100 million, and decreased the funding costs by 200 basis points.

At the end of the first quarter of 2017, cash and cash equivalents were $73 million, as compared to $80 million at December 31, 2016.

Guidance for Second Quarter and Full Year 2017
OnDeck provided the following guidance for the three months ending June 30, 2017, the full year ending December 31, 2017, and the additional 2017 guidance noted below:

Second Quarter 2017

•	Gross revenue between $85 million and $89 million.

•	Adjusted EBITDA between negative $3 million and positive $1 million.

Full Year 2017

•	Gross revenue between $342 million and $352 million.

•	Adjusted EBITDA between positive $5 million and $15 million.

Additional 2017 Guidance

•	GAAP profitability to be achieved in the second half of 2017.

The Company noted that its updated gross revenue guidance reflects the impact of recent credit tightening and the additional operating expense reductions announced today to improve loan returns, increase capital efficiency, and accelerate its timeframe to profitability. Adjusted EBITDA guidance for the second quarter and full year 2017 includes an approximately $3.5 million charge to be recognized in the second quarter of 2017 associated with the planned workforce reduction.

Conference Call
OnDeck will host a conference call to discuss first quarter 2017 financial results on May 8, 2017 at 8:00 AM ET. Hosting the call will be Noah Breslow, Chief Executive Officer, and Howard Katzenberg, Chief Financial Officer. The conference call can be accessed toll free by dialing (877) 201-0168 for calls within the U.S., or by dialing (647) 788-4901 for international calls. The conference ID is 10769600. A live webcast of the call will also be available at https://investors.ondeck.com under the Press & Events menu.

About OnDeck
OnDeck (NYSE: ONDK) is the leader in online small business lending. Since 2007, the company has powered Main Street's growth through advanced lending technology and a constant dedication to customer service. OnDeck's proprietary credit scoring system - the OnDeck Score® - leverages advanced analytics, enabling OnDeck to make real-time lending decisions and deliver capital to small businesses in as little as 24 hours. OnDeck offers business owners a complete financing solution, including the online lending industry's widest range of term loans and lines of credit. To date, the company has deployed over $6 billion to more than 70,000 customers in 700 different industries across the United States, Canada and Australia. OnDeck has an A+ rating with the Better Business Bureau and operates the educational small business financing website BusinessLoans.com. For more information, please visit www.ondeck.com.

*About Non-GAAP Financial Measures
This press release and its attachments include Adjusted EBITDA, Adjusted Net Income (Loss), Adjusted Expense Ratio and Adjusted Operating Yield all of which exclude stock-based compensation, as well as Net Interest Margin and Net Interest Margin After Credit Losses, all of which are financial measures not calculated or presented in accordance with United States generally accepted accounting principles, or GAAP. We believe these non-GAAP measures provide useful supplemental information for period-to-period comparisons of our business and can assist investors and others in understanding and evaluating our operating results. However, these non-GAAP measures should not be considered in isolation or as an alternative to any measures of financial performance calculated and presented in accordance with GAAP. Other companies may calculate these or similarly titled non-GAAP measures differently than we do. See “Non-GAAP Reconciliation” later in this press release for a description of these non-GAAP measures and a reconciliation to the most directly comparable financial measures prepared in accordance with GAAP.

Safe Harbor Statement
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other legal authority. Forward-looking statements can be identified by words such as "will,” “enables,” “expects,” "intends, "may," “allows,” “continues,” “believes," "anticipates," "estimates" or similar expressions. These include statements regarding guidance on gross revenue and Adjusted EBITDA for the second quarter and full year 2017, timing and anticipated savings from our cost rationalization plan and our plan and the timing for achieving positive Adjusted EBITDA and GAAP profitability. Forward-looking statements are neither historical facts nor assurances of future performance. They are based only on our current beliefs, expectations and assumptions regarding the future of our business, anticipated events and trends, the economy and other future conditions. As such, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and in many cases outside our control. Therefore, you should not rely on any of these forward-looking statements. Our expected results may not be achieved, and actual results may differ materially from our expectations. Factors that could cause or contribute to actual results to differing from our forward-looking statements include risks relating to: our ability to attract potential customers to our platform; the degree to which potential customers apply for, are approved for and actually borrow from us; our future financial performance, including our expectations regarding our revenue, cost of revenue, expectations of future losses, net profit or net margin, operating expenses, ability to generate cash flow, and ability to achieve, and maintain, future GAAP profitability; our liquidity and working capital requirements, including the availability and pricing of debt facilities, securitizations and OnDeck Marketplace sales to fund our existing operations and planned growth, and the consequences of mismatches in the timing or amounts of resources available to fund additional loans or draws on lines of credit; the effect on our business of originating loans without third-party funding sources; the impact of increased utilization of cash to fund originations; the effect on our business of utilizing cash for voluntary loan purchases from third parties; anticipated trends, growth rates and challenges in our business and in the markets in which we operate; the ability of our customers to repay loans; changes in product distribution channel mix; our ability to anticipate market needs and develop new and enhanced products and services to meet those needs; interest rates and origination fees on loans; maintaining and expanding our customer base; the impact of increased competition in our industry and innovation by our competitors; our anticipated growth and growth strategies, including through the possible introduction of new products and the possible expansion in existing or new international markets, and our ability to effectively manage that growth and our expenses; our ability to sell our products and expand; our reputation and possible adverse publicity about us or our industry; the availability and cost of our funding, including the availability and pricing of possible warehouse financing and securitization and OnDeck Marketplace transactions; our failure to anticipate or adapt to future changes in our industry; our ability to hire and retain necessary qualified employees to expand our operations; the impact of any failure of our solutions; our reliance on our third-party service providers; the evolution of technology affecting our products, services and markets; our compliance with applicable local, state and federal laws, rules and regulations and their application and interpretation, whether existing, modified or new; our ability to adequately protect our intellectual property; the effect of litigation or other disputes to which we are or may be a party; the increased expenses and administrative workload associated with being a public company; failure to maintain an effective system of internal controls necessary to accurately report our financial results and prevent fraud; the estimates and estimate methodologies used in preparing our consolidated financial statements; the future trading prices of our common stock, the impact of securities analysts’ reports and shares eligible for future sale on these prices; and our ability to prevent or discover security breaks, disruption in service and comparable events that could compromise the personal and confidential information held in our data systems, reduce the attractiveness of the platform or adversely impact our ability to service the loans; and other risks, including those described in our Annual Report on Form 10-K for the year ended December 31, 2016, and in other documents that we file with the Securities and Exchange Commission from time to time which are or will be available on the Commission’s website at www.sec.gov. Except as required by law, we undertake no duty to update the information in this press release.

Investor Contact:
Joele Frank, Wilkinson Brimmer Katcher
Tim Lynch, Ed Trissel, Matthew Gross
212.355.4449
OnDeck-JF@joelefrank.com

Media Contact:
Jim Larkin
646.553.2498
jlarkin@ondeck.com

OnDeck, the OnDeck logo, OnDeck Score and OnDeck Marketplace are trademarks of On Deck Capital, Inc.
SOURCE On Deck Capital, Inc.

SOURCE On Deck Capital, Inc.

On Deck Capital, Inc. and Subsidiaries
Consolidated Balance Sheets
(in thousands, except share and per share data)

	March 31, 2017	December 31, 2016
Assets
Cash and cash equivalents	$72,997	$79,554
Restricted cash	64,672	44,432
Loans held for investment	1,046,584	1,000,445
Less: Allowance for loan losses	(118,075)	(110,162)
Loans held for investment, net	928,509	890,283
Loans held for sale	1,046	373
Property, equipment and software, net	28,265	29,405
Other assets	18,411	20,044
Total assets	$1,113,900	$1,064,091
Liabilities and equity
Liabilities:
Accounts payable	$4,040	$5,271
Interest payable	2,610	2,122
Funding debt	788,039	726,639
Corporate debt	27,971	27,966
Accrued expenses and other liabilities	30,562	38,496
Total liabilities	853,222	800,494
Stockholders’ equity (deficit):
Common stock—$0.005 par value, 1,000,000,000 shares authorized and 75,702,243 and 74,801,825 shares issued and 72,466,376 and 71,605,708 outstanding at March 31, 2017 and December 31, 2016, respectively.	379	374
Treasury stock—at cost	(6,902)	(6,697)
Additional paid-in capital	482,566	477,526
Accumulated deficit	(222,357)	(211,299)
Accumulated other comprehensive loss	(159)	(379)
Total On Deck Capital, Inc. stockholders' equity	253,527	259,525
Noncontrolling interest	7,151	4,072
Total equity	260,678	263,597
Total liabilities and equity	$1,113,900	$1,064,091

Memo:
Unpaid Principal Balance[2]	$1,026,158	$980,451
Interest Earning Assets[3]	$1,027,196	$980,821
Loans[4]	$1,047,630	$1,000,818
Loans Under Management[5]	$1,223,360	$1,202,791

On Deck Capital, Inc. and Subsidiaries
Consolidated Average Balance Sheets6
(in thousands, except share and per share data)

	Three Months Ended March 31,
	2017	2016
Assets
Cash and cash equivalents	$63,588	$124,493
Restricted cash	50,811	33,665
Loans held for investment	1,044,815	618,672
Less: Allowance for loan losses	(115,597)	(56,121)
Loans held for investment, net	929,218	562,551
Loans held for sale	856	11,941
Property, equipment and software, net	28,812	28,420
Other assets	19,717	22,678
Total assets	$1,093,002	$783,748
Liabilities and equity
Liabilities:
Accounts payable	$4,356	$4,724
Interest payable	2,298	832
Funding debt	763,833	419,286
Corporate debt	27,969	2,696
Accrued expenses and other liabilities	36,385	31,951
Total liabilities	834,841	459,489

Total On Deck Capital, Inc. stockholders' equity	253,345	317,941
Noncontrolling interest	4,816	6,318
Total equity	258,161	324,259
Total liabilities and equity	$1,093,002	$783,748

Memo:
Unpaid Principal Balance	$1,023,882	$608,125
Interest Earning Assets	$1,024,731	$619,721
Loans	$1,045,671	$630,613
Loans Under Management	$1,231,104	$939,785

On Deck Capital, Inc.
Unaudited Consolidated Statements of Operations
(in thousands, except share and per share data)

	Three Months Ended March 31,

	2017	2016
Revenue:
Interest income	$87,111	$53,479
Gain on sales of loans	1,484	7,111
Other revenue	4,297	2,025
Gross revenue	92,892	62,615
Cost of revenue:
Provision for loan losses	46,180	25,437
Funding costs	11,277	5,722
Total cost of revenue	57,457	31,159
Net revenue	35,435	31,456
Operating expense:
Sales and marketing	14,819	16,548
Technology and analytics	15,443	14,087
Processing and servicing	4,535	4,215
General and administrative	11,887	9,709
Total operating expense	46,684	44,559
Loss from operations	(11,249)	(13,103)
Other expense:
Interest expense	(353)	(38)
Total other expense	(353)	(38)
Loss before provision for income taxes	(11,602)	(13,141)
Provision for income taxes	—	—
Net loss	(11,602)	(13,141)
Net loss attributable to noncontrolling interest	544	568
Net loss attributable to On Deck Capital, Inc. common stockholders	$(11,058)	$(12,573)
Net loss per share attributable to On Deck Capital, Inc. common shareholders:
Basic and diluted	$(0.15)	$(0.18)
Weighted-average common shares outstanding:
Basic and diluted	71,854,287	70,366,877

Supplemental Information

Key Performance Metrics
(in thousands, except percentage data)

	Three Months Ended March 31,

	2017	2016
Originations[7]	$573,015	$569,663
Effective Interest Yield[8]	33.9%	34.5%
Net Interest Margin[9]	30.1%	31.3%
Marketplace Gain on Sale Rate[10]	3.5%	5.7%
Cost of Funds Rate[11]	5.9%	5.5%
Provision Rate[12]	8.7%	5.8%
Reserve Ratio[13]	11.5%	9.5%
15+ Day Delinquency Ratio[14]	7.8%	5.7%
Net Charge-off Rate[15]	14.9%	11.2%
Net Interest Margin After Credit Losses (NIMAL)[16]	14.9%	20.1%
Adjusted Expense Ratio (AER)[17]	14.3%	17.6%
Adjusted Operating Yield (AOY)[18]	0.6%	2.5%

Marketplace Gain on Sale Rate[10]	Three Months Ended March 31,
	2017	2016
Gain on sales of loans(a)	$1,484	$7,111
Carrying value of loans sold	$42,038	$123,730
Marketplace Gain on Sale Rate(a)	3.5%	5.7%
(a) Three months ended March 31, 2016 and 2017 include amounts resulting from transfers of financial assets as shown in the following table.

Activity in Servicing Rights	Three Months Ended March 31,
	2017	2016
Fair value at the beginning of period	$1,131	$3,489
Addition:
Servicing resulting from transfers of financial assets	430	933
Changes in fair value:
Change in inputs or assumptions used in the valuation model	—	—
Other changes in fair value(b)	(701)	(1,775)
Fair value at the end of period	$860	$2,647
(b) Represents changes due to collection of expected cash flows through March 31, 2017 and 2016.

Marketplace Originations as Percent of Term Loan Originations	Three Months Ended March 31,
	2017	2016
Marketplace originations	$42,246	$128,242
Origination of term loans	$469,924	$495,956
Marketplace originations as percent of term loan originations	9.0%	25.9%

Activity in Loan Held for Investment Balances	Three Months Ended March 31,
	2017	2016
Unpaid Principal Balance beginning of period	$980,451	$543,790
+ Total originations(c)	573,015	569,663
+ Loans transferred from loans held for sale to loans held for investment and loan purchases	—	201
- Marketplace originations	(42,246)	(128,242)
- Sales of other loans(d)	(500)	—
+ Purchase of Loans	13,518	—
- Net charge-offs	(38,267)	(17,041)
- Principal paid down(c)(e)	(459,813)	(316,401)
Unpaid Principal Balance end of period	1,026,158	651,970
+ Net deferred origination costs	20,426	11,419
Loans held for investment	1,046,584	663,389
- Allowance for loan losses	(118,075)	(61,707)
Loans held for investment, net	$928,509	$601,682
(c) Includes Unpaid Principal Balance of term loans rolled into new originations of $70.1 million and $67.6 million in the three months ended March 31, 2017 and 2016, respectively.
(d) Includes loans sold that were previously designated as held for investment in at least one fiscal quarter prior to the quarter in which they were sold.
(e) Excludes principal that was paid down related to renewed loans sold in the period which were designated as held for investment in the amount of $0.2 million and $0.5 million, in the three months ended March 31, 2017 and 2016, respectively.

Activity in the Allowance for Loan Losses	Three Months Ended March 31,
	2017	2016
Allowance for loan losses beginning of period	$110,162	$53,311
+ Provision for loan losses(f)	46,180	25,437
- Net charge-offs	(38,267)	(17,041)
Allowance for loan losses end of period	$118,075	$61,707
(f) Excludes provision expense for unfunded loan commitments of $0.1 million and provision release of $1.1 million for the three months ended March 31, 2017 and 2016, respectively. The provision for unfunded loan commitments is included in general and administrative expense.

Supplemental Information

Non-GAAP Reconciliation19
(in thousands, except share and per share data)

	Three Months Ended March 31,

	2017	2016
Net income (loss)	$(11,602)	$(13,141)
Interest expense	353	38
Income tax expense	—	—
Depreciation and amortization	2,596	2,078
Stock-based compensation	3,491	3,752
Adjusted EBITDA[20]	$(5,162)	$(7,273)

	Three Months Ended March 31,
	2017	2016
Net income (loss)	$(11,602)	$(13,141)
Net loss attributable to noncontrolling interest	544	568
Stock-based compensation	3,491	3,752
Adjusted Net Income (Loss)[21]	$(7,567)	$(8,821)
Adjusted Net Income (Loss) per share[22]:
Basic	$(0.11)	$(0.13)
Diluted	$(0.11)	$(0.13)
Weighted-average common shares outstanding:
Basic	71,854,287	70,366,877
Diluted	71,854,287	70,366,877

Net Interest Margin (NIM) Reconciliation and Calculation[9]
(in thousands)

	Three Months Ended March 31,
	2017	2016
Interest income	$87,111	$53,479
Less: Funding costs	(11,277)	(5,722)
Net interest margin (NIM)	75,834	47,757
Divided by: business days in period	62	62
Net interest income per business day	1,223	770
Multiplied by: average business days per year	252	252
Annualized net interest income	308,196	194,040
Divided by: average Interest Earning Assets	$1,024,731	$619,721
Net Interest Margin (NIM)	30.1%	31.3%

Net Interest Margin After Credit Losses (NIMAL) Reconciliation and Calculation[16]
(in thousands)
	Three Months Ended March 31,
	2017	2016
Interest income	$87,111	$53,479
Less: Funding costs	(11,277)	(5,722)
Net interest margin (NIM)	75,834	47,757
Less: Net charge-offs	(38,267)	(17,041)
Net interest income after credit losses	37,567	30,716
Divided by: business days in period	62	62
Net interest income after credit losses per business day	606	495
Multiplied by: average business days per year	252	252
Annualized net interest income after credit losses	152,712	124,740
Divided by: average Interest Earning Assets	$1,024,731	$619,721
Net Interest Margin After Credit Losses (NIMAL)	14.9%	20.1%

Adjusted Expense Ratio (AER) Reconciliation and Calculation[17]
(in thousands)
	Three Months Ended March 31,
	2017	2016
Operating expense	$46,684	$44,559
Less: stock based compensation	(3,491)	(3,752)
Operating expense (Ex. SBC)	43,193	40,807
Divided by: business days in period	62	62
Operating expense (Ex. SBC) per business day	697	658
Multiplied by: average business days per year	252	252
Operating expense (Ex. SBC)	175,644	165,816
Divided by: average Loans Under Management	$1,231,104	$939,785
Adjusted Expense Ratio (AER)	14.3%	17.6%

Adjusted Operating Yield (AOY) Reconciliation and Calculation[18]

	Three Months Ended March 31,
	2017	2016
Net Interest Margin After Losses (NIMAL)	14.9%	20.1%
Less: Adjusted expense ratio (AER)	14.3%	17.6%
Adjusted Operating Yield (AOY)	0.6%	2.5%

Stock-based Compensation (in thousands)	Three Months Ended March 31,
	2017	2016
Sales and marketing	$771	$888
Technology and analytics	783	757
Processing and servicing	173	343
General and administrative	1,764	1,764
Total stock-based compensation	$3,491	$3,752

Supplemental Channel Information

Quarterly Origination Channel Distribution

	Three Months Ended March 31,
Percentage of originations (number of loans23)	2017	2016
Direct & Strategic Partner	77.2%	80.0%
Funding Advisor	22.8%	20.0%
Percentage of originations (dollars)
Direct & Strategic Partner	71.5%	72.6%
Funding Advisor	28.5%	27.4%

Notes:
(1) Amounts represent carrying value of loans sold, which includes both unpaid principal balance sold and the remaining carrying value of the net deferred origination costs.
(2) Unpaid Principal Balance represents the total amount of principal outstanding of term loans held for investment, amounts outstanding under lines of credit and the amortized cost of loans purchased from other than issuing bank partners at the end of the period. It excludes net deferred origination costs, allowance for loan losses and any loans sold or held for sale at the end of the period.
(3)Interest Earning Assets represents the sum of Unpaid Principal Balance plus the amount of principal outstanding of loans held for sale in the period. It excludes net deferred origination costs, allowance for loan losses and any loans sold or held for sale at the end of the period.
(4) Loans represents the sum of loans held for investment and loans held for sale during the period.
(5) Loans Under Management represents the Unpaid Principal Balance plus the unpaid principal balance of loans held for sale, excluding net deferred origination costs, plus the amount of principal outstanding of term loans we serviced for others at the end of the period.
(6) Average Balance Sheet Items for the period represent the average as of the beginning of the month in the period and as of the end of each month in the period.
(7) Originations represent the total principal amount of the term loans we made during the period, plus the total amount drawn on lines of credit during the period. Many of our repeat term loan customers renew their term loans before their existing term loan is fully repaid. In accordance with industry practice, originations of such repeat term loans are presented as the full renewal loan principal, rather than the net funded amount, which would be the renewal term loan’s principal net of the unpaid principal balance on the existing term loan. Loans referred to, and funded by, our issuing bank partners and later purchased by us are included as part of our originations.
(8) Effective Interest Yield is the rate of return we achieve on loans outstanding during a period. It is calculated as our business day adjusted annualized interest income divided by average Loans. Annualization is based on 252 business days per year, which is typical weekdays per year less U.S. Federal Reserve Bank holidays. Net deferred origination costs in loans held for investment and loans held for sale consist of deferred origination fees and costs. Deferred origination fees include fees paid up front to us by customers when loans are funded and decrease the carrying value of loans, thereby increasing the Effective Interest Yield earned. Deferred origination costs are limited to costs directly attributable to originating loans such as commissions, vendor costs and personnel costs directly related to the time spent by the personnel performing activities related to loan origination and increase the carrying value of loans, thereby decreasing the Effective Interest Yield earned.
(9) Net Interest Margin, is calculated as business day adjusted annualized Net Interest Income divided by average Interest Earning Assets. Net Interest Income represents interest income less funding cost during the period. Interest income is net of fees on loans held for investment and held for sale. Net deferred origination costs in loans held for investment and loans held for sale consist of deferred origination costs as offset by corresponding deferred origination fees. Deferred origination fees include fees paid up front to us by customers when loans are funded. Deferred origination costs are limited to costs directly attributable to originating loans such as commissions, vendor costs and personnel costs directly related to the time spent by the personnel performing activities related to loan origination. Funding cost is the interest expense, fees, and amortization of deferred debt issuance costs we incur in connection with our lending activities across all of our debt facilities. Annualization is based on 252 business days per year, which is typical weekdays per year less U.S. Federal Reserve Bank holidays.
(10) Marketplace Gain on Sale Rate equals our gain on sale revenue from loans sold through OnDeck Marketplace divided by the carrying value of loans sold, which includes both unpaid principal balance sold and the remaining carrying value of the net deferred origination costs. A portion of loans regularly sold through OnDeck Marketplace are or may be loans which were initially designated as held for investment upon origination. The portion of such loans sold in a given period may vary materially depending upon market conditions and other circumstances.
(11) Cost of Funds Rate is our funding cost, which is the interest expense, fees and amortization of deferred debt issuance costs we incur in connection with our lending activities across all of our debt facilities. For full years, it is calculated as our funding cost divided by average funding debt outstanding and for interim periods it is calculated as our annualized funding cost for the period divided by average funding debt outstanding.
(12) Provision Rate equals the provision for loan losses divided by the new originations volume of loans held for investment, net of originations of sales of such loans within the period. Because we reserve for probable credit losses inherent in the portfolio upon origination, this rate is significantly impacted by the expectation of credit losses for the period’s originations volume. This rate may also be impacted by changes in loss expectations for loans originated prior to the commencement of the period. The denominator of the Provision Rate formula includes the full amount of originations in a period. A portion of loans regularly sold through OnDeck Marketplace are or may be loans which were initially designated as held for investment upon origination. The portion of such loans sold in a given period may vary materially depending upon market conditions and other circumstances.
(13) Reserve Ratio is our allowance for loan losses as of the end of the period divided by the Unpaid Principal Balance as of the end of the period.
(14) 15+ Day Delinquency Ratio equals the aggregate Unpaid Principal Balance for our loans that are 15 or more calendar days past due as of the end of the period as a percentage of the Unpaid Principal Balance for such period. The Unpaid Principal Balance for our loans that are 15 or more calendar days past due includes loans that are paying and non-paying. Because our loans require daily and weekly repayments, excluding weekends and holidays, they may be deemed delinquent more quickly than loans from traditional lenders that require only monthly payments. 15+ Day Delinquency Ratio is not annualized, but reflects balances as of the end of the period.
(15) Net Charge-off Rate is calculated as our annualized net charge-offs for the period divided by the average Unpaid Principal Balance outstanding. Annualization is based on 4 quarters per year and is not business day adjusted. Net charge-offs are charged-off loans in the period, net of recoveries.
(16) Net Interest Margin After Credit Losses (NIMAL), is calculated as our business day adjusted annualized Net Interest Income After Credit Losses divided by average Interest Earning Assets. Net Interest Income After Credit Losses represents interest income less funding cost and net charge-offs during the period. Interest income is net of deferred costs and fees on loans held for investment and held for sale. Net deferred origination costs in loans held for investment and loans held for sale consist of deferred origination costs as offset by corresponding deferred origination fees. Deferred origination fees include fees paid up front to us by customers when loans are funded. Deferred origination costs are limited to costs directly attributable to originating loans such as commissions, vendor costs and personnel costs directly related to the time spent by the personnel performing activities related to loan origination. Funding cost is the interest expense, fees, and amortization of deferred debt issuance costs we incur in connection with our lending activities across all of our debt facilities. Net charge-offs are charged-off loans in the period, net of recoveries. Annualization is based on 252 business days per year, which is typical weekdays per year less U.S. Federal Reserve Bank holidays.

(17) Adjusted Expense Ratio (AER) represents our annualized operating expense, adjusted to exclude the impact of stock-based compensation, divided by average Loans Under Management. Annualization is based on 252 business days per year, which is typical weekdays per year less U.S. Federal Reserve Bank holidays.
(18) Adjusted Operating Yield (AOY) represents our Net Interest Margin After Credit Losses (NIMAL) less the Adjusted Expense Ratio (AER).
(19) Due to the uncertainty regarding and variability of certain items that will affect our expected U.S. GAAP net income (loss) for the second quarter of 2017 and full year 2017, such as stock-based compensation and other items, we are currently unable to provide a reasonable estimate of our U.S. GAAP net income (loss) for these future periods or a corresponding reconciliation to U.S. GAAP net income (loss). Our U.S. GAAP net income (loss) for these future periods will be less favorable than our Adjusted EBITDA for these periods.
(20) Adjusted EBITDA represents our net income (loss), adjusted to exclude interest expense associated with debt used for corporate purposes (rather than funding costs associated with lending activities), income tax expense, depreciation and amortization and stock-based compensation expense. Our use of Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are: Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and Adjusted EBITDA does not reflect cash capital expenditure requirements for such replacements or for new capital expenditure requirements; Adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs; Adjusted EBITDA does not reflect the potentially dilutive impact of stock-based compensation; Adjusted EBITDA does not reflect interest associated with debt used for corporate purposes or tax payments that may represent a reduction in cash available to us.
(21) Adjusted Net Income (Loss) represents our net loss adjusted to exclude net loss attributable to non-controlling interest and stock-based compensation expense, each on the same basis and with the same limitations as described above for Adjusted EBITDA.
(22) Adjusted Net Income (Loss) per share represents our net loss adjusted to exclude net loss attributable to non-controlling interest and stock-based compensation expense, each on the same basis and with the same limitations as described above for Adjusted EBITDA, divided by the weighted average common shares outstanding during the period.
(23) Number of loans, or units, equals the total number of term loans funded, plus the total number of lines of credit drawn on for the first time during the period.